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                [Letterhead of Team Communications Group, Inc.]

October 12, 2000

Mr. Martin Y. Mayeda
110 South Old Ranch Road
Arcadia CA 91077

Dear Mr. Mayeda:

Team Communications Group, Inc. ("TEAM" or the "Company") makes the following offer of employment to you:

1. Your title will be Vice President and Controller. You will be reporting to Michael Meltzer, Executive Vice President and Chief Financial Officer.

2. Your services will be exclusive to TEAM during the term of this agreement, and you will be based in Los Angeles.

3. Term: Start date to be October 16, 2000. The Initial Term of this agreement shall be for twelve (12) months. The Company shall have the option to extend the term of this agreement for an additional twenty four (24) months. Such option will be exercised by the Company no later than sixty (60) days prior to the end of the Initial Term.

4. Compensation: Base salary for the first twelve (12) month period of the initial term to be $125,000 per year, payable in equal installments on the Company's regularly scheduled salary cycle. In the event the Company exercises its option to extend the term of this agreement, the base salary for the second twelve (12) month period will be increased to $140,000 per year and for the third twelve (12) month period it will be increased to $155,000 per year. You will further be entitled to an annual bonus in an amount to be determined in the sole discretion of the compensation committee of the Board of Directors. In addition to the foregoing, the Company shall reimburse you for any pre-approved expenses you reasonably incur in performing the duties assigned hereunder.

5. You will be granted 30,000 stock options on your start date from the employee stock option plan. Such options will be priced at the lower of the closing market price on October 16, 2000 or the date of approval of such grant by the board of directors. These options will vest ratably over forty eight (48) months from the date of grant.

6. You will accrue two weeks vacation per year during the first year of your employment with the Company and, in the event the Company elects to extend the term of this agreement, three (3) weeks per year thereafter. Your health insurance will be the Company's "PPO" plan or comparable if it has changed and will commence on the first day of the full calendar month which commences 60 days after your start date.

7. Results and Proceeds: All results and proceeds of your services to TEAM shall be deemed a "work made for hire" and the sole, exclusive and absolute property of TEAM for any and all purposes whatsoever in perpetuity.
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Mr. Martin Y. Mayeda
October 12, 2000
Page 2


8. Confidentiality: You agree that all proprietary information, trade secrets and internal operations of TEAM, including but not limited to the terms and conditions of this offer, shall remain confidential, except as necessity arises to have this agreement reviewed by attorneys, accountants or other professionals in the ordinary and usual course of business. You also expressly agree that this confidentiality provision will survive your employment, and continue to be binding upon you after your employment with TEAM.

9. Termination for Cause: For purposes of this Agreement, you may be terminated for "cause" as a result of (1) the occurrence of one of the following: (i) serious misconduct, dishonesty or disloyalty, directly related to the performance of duties for the company, which results from a willful act or omission or from gross negligence, and which is materially or potentially materially injurious to the operation, financial condition or business reputation of the Company; (ii) your being convicted in any criminal proceeding that may have a material adverse impact on the Company's reputation and standing in the community; (iii) drug or alcohol abuse, but only to the extent that such abuse has an obvious and material effect on the Company's reputation and/or on the performance of your duties and responsibilities under this Agreement; or
(iv) willful and continued failure to substantially perform your duties under this Agreement, and (2) such event, conduct or condition that may result in termination for cause is not cured within thirty days after written notice is delivered to you from the Company.

10. Termination without Cause: In the event that, during the term of this Agreement, the Company terminates your employment for any reason other than Cause, then you shall be entitled to receive the remainder of the base salary in effect on the date of the termination of your employment for the balance of the then remaining term of this agreement.

11. In the event that your services are terminated for any reason prior to the completion of the Term hereof, you shall have a duty to mitigate any damages hereunder and any compensation earned by you in any capacity after the date of such termination shall reduce or mitigate the amounts payable by the Company hereunder.

Please indicate your acceptance of, and agreement with, all of the above terms and conditions by signing the attached copy of this letter and returning it to me. Until such time, if any, that a more formal agreement is prepared, this letter agreement will serve to memorialize the agreement between the parties. Any such more formal agreement will incorporate the above and other usual and customary terms and conditions. Thank you.

Sincerely,


/s/ Eric S. Elias

Eric S. Elias
Business Affairs

Agreed to and accepted:


Dated: 16-Oct-00        /s/ Martin Y. Mayeda
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